Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

April 10, 2002

Dear Sir/Madam:

We have read the paragraphs 1 through 4 of Item 4 included in the Form 8-K dated April 10, 2002 of Midland Enterprises Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

cc: Cliff Ludwig, Controller, Midland Enterprises Inc.

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